Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 21, 2012 by and between SEABOARD CORPORATION, a Delaware corporation (together with any Successor thereto, the “Company”), and Steven J. Bresky (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept such employment on such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.         Agreement to Employ.  Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.

2.         Term; Position and Responsibilities; and Location.

(a)        Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing as of the date of this Agreement (the “Commencement Date”) and ending on December 31, 2013; provided, however, on December 31, 2013 and on each annual anniversary date of December 31, 2013 (an “Annual Anniversary Date”), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for an additional one (1) year after such Annual Anniversary Date, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to the expiration of such Annual Anniversary Date, of its intention not to extend the Employment Period (as defined below) hereunder, unless the Company shall have given written notice to Executive at least thirty (30) days prior to the expiration of such Annual Anniversary Date of its intention not to extend the Employment Period (as defined below) hereunder.  Notwithstanding the foregoing, unless mutually agreed to by the Company and the Executive, Executive’s employment hereunder shall under no circumstances extend beyond December 31, 2015.  The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period.”

(b)        Position and Responsibilities.  During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors of the Company (the “Board”) specifies from time to time.  Executive shall devote all of his skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his duties and responsibilities for the Company to the best of his ability.

(c)        Location.  During the Employment Period, Executive’s services shall be performed primarily in the Kansas City metropolitan area.  However, Executive may be required to travel in and outside of Kansas City as the needs of the Company’s business dictate.

3.         Base Salary.  Commencing January 1, 2012, the Company shall pay Executive a base salary at an annualized rate of eight hundred eighty thousand dollars ($880,000), payable in installments on the Company’s regular payroll dates.  The Board shall review Executive’s base salary annually during the Employment Period and may increase (but not decrease without the written prior consent of Executive) such base salary from time to time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures.  The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the “Base Salary.”

4.         Annual Bonus Compensation.  Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with respect to each calendar year ending during the Employment Period.  The Annual Bonus shall be determined under the Company’s Executive Officers’ Bonus Plan or such other annual bonus plan maintained by the Company for similarly situated Executives that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time.  Executive’s Annual Bonus shall not be less than four hundred fifty thousand dollars ($450,000) for any calendar year during the Employment Period.  The Annual Bonus is earned pro-rata throughout each year, unless Executive’s employment is terminated by the Company pursuant to Section 8(b) for Cause, in which case, the Annual Bonus shall not be earned or paid for service during the year of the Date of Termination.  The Annual Bonus for each year shall be payable in cash on or before March 1 of the following year.

5.         Car Allowance.  During Executive’s Employment Period, Executive will be entitled to receive an annual car allowance and gasoline charge privileges in accordance with the Company’s car allowance policy.

6.         Executive Benefits.

(a)        During the Employment Period and thereafter for so long as Executive continues to be employed by the Company or affiliate, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive’s grade level are eligible to participate, including medical, dental, disability, hospitalization, life insurance, and retirement (i.e., 401K, pension and executive retirement plans), deferred compensation and savings plans, on the terms and subject to the conditions set forth in such plans; as may be amended from time to time.

(b)        Executive shall continue to be a participant in the Seaboard Corporation 409A Executive Retirement Plan, Amended and Restated Effective January 1, 2009, as amended and restated by that Seaboard Corporation 409A Executive Retirement Plan Amended and Restated Effective January 1, 2013 (“SERP”), during the Employment Period, and thereafter for so long as Executive continues to be employed by the Company or affiliate.  Executive consents to the January 1, 2013 amendments made to the SERP.  During the Employment Period and thereafter, the Company shall not make any further amendment to the SERP that would adversely affect or reduce the benefit that will accrue or be paid to Executive under the SERP, it being understood that the formula to calculate the benefit may result in a reduction in benefits, such as if there is an increase in the 30 year U.S. Treasury Rate.  The preceding sentence shall not apply to amendments made in order to conform the SERP to applicable changes in law; provided, however, in the event an amendment made in order to conform the SERP to applicable changes in law results in a reduction to the accrued benefit or the benefit that will accrue to Executive, the Company shall establish an alternative provision or plan that will provide a benefit to Executive that is substantially equal to the benefits reduced in the SERP as a result of such amendment.  To be certain, if any such amendment to the SERP is made to conform the SERP to applicable law and this results in an increase to the federal or state income taxes payable upon receipt of the Accrued Benefit, the Company shall not establish an alternative provision or plan that will pay or reimburse Employee for such taxes.

(c)        For purposes of calculating the benefit payable under the SERP, the Company and Executive agree that the Final Average Earnings shall not exceed $2,065,000.

7.         Indemnification; Expenses; Paid Time Off.

(a)        Indemnification.  Except to the extent, if any, prohibited by law, the Company shall indemnify Executive against expenses (including attorneys’ fees of counsel selected by Executive), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Executive was, is, or is threatened to be, made a party by reason of facts which include Executive’s being or having been an employee, officer, director or agent of the Company or any Affiliates.  Except to the extent, if any, prohibited by law, the Company shall pay expenses (including attorneys’ fees of counsel selected by Executive) actually and reasonably incurred by Executive in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by Executive to repay such amounts so paid on Executive’s behalf if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company for such expenses under applicable law.  The provisions of this Section 7(a) shall (i) survive termination of this Agreement; and (ii) not be deemed exclusive of any other indemnification or expense rights to which Executive may be entitled.

(b)        Business Expenses.  During the Employment Period, the Company will reimburse Executive for all reasonable and necessary business-related expenses incurred by Executive at the request of and on behalf of the Company in accordance with The Company’s normal expense reimbursement policies.

(c)        Paid Time Off.  During the Employment Period, Executive shall be entitled to paid time off on an annualized basis in accordance with the Company’s paid time off policy.  Executive shall also be entitled to Company-designated holidays.

8.         Termination of Employment.

(a)        Termination Due to Death or Disability.  Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company due to Executive’s Disability (as defined below in this subsection (a)).  In the event that Executive’s employment is terminated due to his Disability or death, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii).  For purposes of this Agreement, “Disability” means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer.  The determination of Executive’s Disability will be made by an independent physician agreed to by the parties.  If the parties are unable to agree within ten (10) days after a request for designation by a party, then the Company and the Executive shall each select a physician, and the two (2) physicians selected shall select a third physician.  The three (3) physicians so selected shall make a determination of the Executive’s Disability, as determined by at least two (2) of the three (3) physicians selected.  Such determination shall be final and binding on the parties hereto, and shall be based on such competent medical evidence as shall be presented to such physicians by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such physicians.

(b)        Termination by the Company for Cause.  Executive’s employment may be terminated by the Company for Cause (as defined below in this subsection (b)).  In the event of a termination of Executive’s employment by the Company for Cause, Executive shall be paid the termination benefits, as provided in clauses (x) and (z) of Section 8(f)(i).  For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any Policy (as defined in Section 14), resulting in material injury to the Company; (iii) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (iv) Executive’s material fraud or misappropriation of funds; or (v) the commission by Executive of a felony involving moral turpitude; provided that no termination under clauses (i) or (ii) shall be effective unless Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.

(c)        Termination Without Cause.  Executive’s employment may be terminated by the Company Without Cause (as defined below in this subsection (c)) at any time.  In the event of a termination of Executive’s employment by the Company Without Cause, the Executive shall be paid the termination benefits as provided in Section 8(f)(i).  For purposes of this Agreement, a termination “Without Cause” shall mean a termination of Executive’s employment by the Company other than due to Executive’s death or Disability as described in Section 8(a) and other than for Cause as described in Section 8(b).

(d)       Termination by Executive.  Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)).  In the event of a termination of Executive’s employment by Executive’s resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii) and in the event of a termination of Executive’s employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(i).  For purposes of this Agreement, a termination of employment by Executive for “Good Reason” shall mean a resignation by Executive from his employment with the Company within one hundred eighty (180) days following the initial occurrence, without Executive’s consent, of any one or more of the following events: (i) a material diminution in the Executive’s authority, duties or responsibilities; (ii) a material change in the geographic location where Executive primarily performs his services; or (iii) any other material breach by the Company of any material provision of this Agreement; provided that the Executive shall have given the Company notice of the occurrence of the event or events constituting Good Reason within ninety (90) days following the initial occurrence of such event or such events and the Company shall have failed to cure such event or events (to the extent capable of being cured) within thirty (30) business days after receipt of such notice.

(e)        Notice of Termination; Date of Termination.

(i)         Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement.  A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.  Any Notice of Termination given by an Executive must specify an effective date of termination which is at least thirty (30) days after the giving of the Notice of Termination.

(ii)        Date of Termination.  The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; and (ii) if Executive’s employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination.  The Employment Period shall expire on the Date of Termination.

(f)        Payments Upon Certain Terminations.

(i)         In the event of a termination of Executive’s employment by the Company Without Cause or by Executive’s resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive’s estate), within thirty (30) days of the Date of Termination, (x) his Base Salary through the Date of Termination, to the extent not previously paid; (y) the pro-rata amount of the Annual Bonus (based on the amount paid for the previous year) which is accrued through the date of termination; and (z) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to the terms hereof, and payment for paid time off accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the “Accrued Obligations”).  In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company a Release and Discharge of All Claims substantially in the form attached hereto (“Release”) within 30 days after the Date of Termination, Executive shall be entitled to the following payments and benefits (provided, however, in the event of Executive’s death following the Date of Termination but prior to delivery of the executed Release, the following payments shall be paid to Executive’s estate, notwithstanding that the Release has not been executed):

(A)       the Executive’s Base Salary (at the Base Salary being paid on the Date of Termination), for the longer of: (x) the remaining Employment Period (assuming Executive’s employment had not terminated) or (y) one (1) year (the “Severance Period”), payable in installments in accordance with the Company’s regular payroll policies for one year after the Date of Termination, with the first installment being paid on the Company’s regular pay date following the day which is 30 days after the Date of Termination (the “Payment Commencement Date”) (with the first installment being the sum of the Base Salary installments from the Date of Termination through the Payment Commencement Date and with subsequent installments being based on the Base Salary), and with the balance, if any, being paid pursuant to a lump sum payment on the one year anniversary date of the Date of Termination; and

(B)       the Executive’s Annual Bonus (at the amount of the Annual Bonus paid to the Executive for the year prior to the Date of Termination) which would have been paid to the Executive had Executive’s employment continued for the Severance Period, duly apportioned for any partial year, such amount to be payable to Executive on the one year anniversary date of the Date of Termination; and

(C)       the Executive shall automatically vest in all employee welfare and benefit plans in which the Executive was participating as of the Date of Termination and such benefits shall be paid to Executive in accordance with the terms of such plans; and

(D)       the Company shall provide outplacement services to Executive for up to ninety (90) days; and

(E)                            The Company and Executive agree that each payment made by the Company to Executive pursuant to subsections (A) and (B) of this Section 8(f)(i)

shall be deemed to be a separate and distinct payment for purposes of Internal Revenue Code Section 409A and the related regulations, as opposed to an annuity or other collective series of payments; and

(F)       Notwithstanding anything to the contrary contained herein, to the extent the aggregate amount to be paid to the Executive pursuant to Subsections (A) and (B) of this Section 8(f)(i) during the six (6) months following the Date of Termination exceeds two (2) times the maximum amount that may be taken into account under a qualified retirement plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”), for the calendar year of such Date of Termination (the “401(a)(17) Limit”), then payment of such amount that is in excess of two (2) times the 401(a)(17) Limit shall not be paid during the sixth (6) months following the Date of Termination but instead shall be paid in a lump sum payment on the next day after the date which is six (6) months following the Date of Termination.

Executive shall not have a duty to mitigate the costs to the Company under this Section 8(f)(i), nor shall any payments from the Company to Executive hereunder be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the remainder of the fiscal year of the Company that includes the Date of Termination by a subsequent employer or other Person (as defined below in Section 18(k) below) for which Executive performs services, including, but not limited to, consulting services.  The foregoing shall not relieve Executive of the non-competition prohibitions provided in Section 10 below.

(ii)        If Executive’s employment shall terminate upon his death or due to Executive’s Disability or Executive shall resign from his employment without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive’s death, to his estate) the Accrued Obligations within thirty (30) days following the Date of Termination.  If the Company shall terminate Executive’s employment for Cause, the Company shall pay Executive the termination benefits, as provided in clauses (x) and (z) of Section 8(f)(i).

(iii)       Except as specifically set forth in this Section 8(f), no termination benefits shall be payable to or in respect of Executive’s employment with the Company or its Affiliates.

(iv)                          The Company shall have the right to apply and set off against the Accrued Obligations or any other amounts owing to Executive hereunder, any amounts owing by the Executive to the Company, whether pursuant to this Agreement or otherwise.  Notwithstanding the foregoing, such set off shall not accelerate the time or schedule of a payment of Deferred Compensation except as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xiii).

(g)        Resignation upon Termination.  Effective as of any Date of Termination under this Section 8 or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

9.         Confidentiality.

(a)        Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential.  Executive agrees not to disclose any information contained in this Agreement, or the fact of this Agreement, to anyone, other than to Executive’s lawyer, financial advisor or immediate family members.  If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.

(b)        Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (i) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an Executive of the Company who requires such information to perform his or her duties for the Company); or (ii) use any Confidential Information for Executive’s own benefit or the benefit of any third party.  “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (i) the Company or its Affiliates, or members of their management or boards; or (ii) any third parties who do business with the Company or its Affiliates, including customers and suppliers.  Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, intellectual property, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally.  The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential).  If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company in writing of such disclosure obligation or request no later than three business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.  The foregoing provisions of this Section 9(b) are in addition to the provisions set forth in the Company’s Code of Ethics Policy.

10.       Partial Restraint on Post-termination Competition.

(a)        Definitions.  For the purposes of this Section 10, the following definitions shall apply:

“Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Company and its affiliates, that is engaging or actively planning to engage, wholly or partly, in activities (“Competitive Activities”) that directly compete or would compete with the Company or its affiliates in the Company Activities (as hereinafter defined) in the Territory (as hereinafter defined).

“Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial, sales, executive or consultant capacity with respect to Competitive Activities in the Territory.

“The Company Activities” means the businesses conducted by Seaboard Corporation, including, without limitation, (i) animal production (hogs and turkeys) and meat processing (pork and turkey); (ii) cargo transportation, whether over land or water and all related business, including, without limitation, logistics, freight forwarding, agency representation and stevedoring; (iii) commodity trading; (iv) flour milling; (v) generation and sale of electricity; and (vi) sugar production and processing.

“Non-Compete Period” or “Non-Solicitation Period” means the period beginning with the Commencement Date and ending six (6) months after the Date of Termination, no matter whether terminated by the Company or by the Executive any reason or no reason.

“Territory” means the states, provinces and territories in the countries in which Seaboard Corporation operates with respect to each of the Company Activities.

(b)        Non-Competition.

(i)         The parties hereto acknowledge that Executive, by virtue of his position with and responsibilities to the Company, is engaging and is expected to continue to engage during the Term in the Company Activities throughout the Territory and has executive management responsibilities with respect to the Company responsibilities which extend throughout the Territory.  Executive acknowledges that to protect adequately the interest of the Company in the business of the Company it is essential that any non-compete covenant with respect thereto cover all the Company Activities and the entire Territory.

(ii)        Executive hereby agrees that, during the Non-compete Period, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept or enter into a Competitive Position.  Executive shall notify the Company promptly in writing if Executive receives an offer of a Competitive Position during the Non-compete Period, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 10 shall prohibit Executive from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

(c)        Severability.  If a judicial or arbitral determination is made that any of the provisions of this Section 10 constitutes an unreasonable or otherwise unenforceable restriction against Executive the provisions of this Section 10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Executive.  In this regard, Executive hereby agrees that any judicial or arbitral authority construing this Agreement shall sever or reform any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement to allow the covenants in this Section 10 to be enforced to the maximum extent authorized by law, and shall then enforce the covenants in this Section 10 as so severed or reformed.

(d)       Reasonable Restrictions.  Executive acknowledges that the restrictions and covenants contained in this Agreement are reasonably necessary to protect the goodwill and legitimate business interests of the Company, are not overbroad, overlong, or unfair (including in duration and scope), and will not curtail Executive’s ability to earn a livelihood upon Executive’s termination of employment with the Company.

11.       Non-Solicitation of Employees and Customers.  During the period of Executive’s employment with the Company and for the one-year period following the termination of his employment, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or endeavor to solicit, employ or retain; (ii) interfere with the relationship of the Company or any of its Affiliates with; or (iii) attempt to establish a business relationship with (A) any natural person who is or was (during Executive’s employment with the Company) an employee or engaged by the Company or any Affiliate to provide services to it, or (B) any customer of the Company or any of its Affiliates who was a customer at any time during which Executive was an employee of the Company.

12.       Work Product.  Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared.  In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof.  The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company.  Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

13.       Return of Company Property.  In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops and I-Pads), cell phones, keys, PDAs, I-Phones, credit cards, facsimile machines, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company.  Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

14.       Compliance With Company Policies.  During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Company’s Code of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

15.       Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction.  Executive acknowledges and agrees that a breach by Executive of any of Section 9, 10, 11, 12, 13 or 14 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions.  Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 8 is subject to Executive’s compliance with Executive’s obligations under Sections 9 through 14 inclusive, and that in the event of a breach by Executive of any of Section 9, 10, 11, 12, 13 or 14, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 8.  In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 8(f) (other than the Accrued Obligations).  Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached.  All disputes not relating to any request or application for injunctive relief in accordance with this Section 15 shall be resolved by arbitration in accordance with Section 18(b).

16.       Assumption of Agreement.  The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment Without Cause as described in Section 8, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

17.       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes and replaces the Employment Agreement of Executive dated July 1, 2005, as amended.  All prior correspondence and proposals (including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.  The covenants and agreements set forth in Sections 6, 7, 8, 9, 12, 13, 14, 15, 16, 17 and 18 of this Agreement shall survive any termination of this Agreement or expiration of the term of this Agreement.

18.       Miscellaneous.

(a)        Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.  The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 16.

(b)        Arbitration.  The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”).  The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration.  The arbitration shall be held in the general Kansas City, Kansas metropolitan area.  The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster.  If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list.  A party may strike a name from the list only for good cause.  The arbitrator receiving the highest ranking by the parties shall be selected.  Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration.  The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 15 of this Agreement.

(c)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without reference to principles of conflicts of laws.

(d)       Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

(e)        Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company and is agreed to in writing by Executive.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)        Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)        Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)         If to the Company, to it at:

Seaboard Corporation

9000 West 67th Street

Shawnee Mission, Kansas  66202

Attention:                              General Counsel

Telephone:                          (913) 676-8925

Facsimile:                                (913) 676-8978

(ii)        if to Executive, to his residential address as currently on file with the Company.

(h)        Voluntary Agreement; No Conflicts.  Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(i)         Counterparts/Facsimile.  This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)         Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)        Certain Other Definitions.

“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including, but not limited to, a Subsidiary of any such Person.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”):  with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor” of a Person means a Person that succeeds to the assets and liabilities of Seaboard Corporation by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of Seaboard Corporation are transferred.

(l)         The Employment Agreement is intended to comply with, or otherwise be exempt from, Section 409A.  The Company shall undertake to administer, interpret, and construe the Employment Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Section 409A.

(m)       With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under the Employment Agreement, such reimbursement any expenses or provision of in-kind benefits that are Deferred Compensation shall be subject to the following conditions: (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code of 1986 and related regulations; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(n)        “Termination of employment,” “termination,” “resignation” or words of similar import, as used in the Employment Agreement mean, for purposes of any payments of Deferred Compensation under the Employment Agreement, the Executive’s “separation from service” as defined in Section 409A; provided that for this purpose, a “separation from service” is deemed to occur on the date that the Company and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

THIS AGREEMENT CONTAINS A PROVISION REQUIRING THAT ARBITRATION PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES IS THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE BETWEEN THE PARTIES HERETO AS TO THIS AGREEMENT.

SEABOARD CORPORATION

By:	/s/ Robert L. Steer
Name:	Robert L. Steer
Title:	Executive Vice President

Executive:

By:	/s/ Steven J. Bresky
Steven J. Bresky

RELEASE AND DISCHARGE OF ALL CLAIMS

This Release and Discharge of All Claims (“Release”) is made and entered into by and between _________________________________ (hereinafter “You”), and Seaboard Corporation, a Delaware corporation (“Seaboard”).

For and in consideration of the following promises, the parties agree to the following:

1.                                    You acknowledge that your employment with Seaboard has ended effective _______________ in accordance with the terms of the Employment Agreement between You and Seaboard (“Employment Agreement”).

2.                                   Subject to the conditions set forth in Section 8(f)(i) of the Employment Agreement, Seaboard agreed to pay You the amounts described in said Section 8(f)(i) (“Severance”) and take certain actions.  The effectiveness of this Release is conditioned on Seaboard making the payments and taking the actions provided in Section 8(f)(i).  If such payments are not made or such actions are not taken, this Release shall be of no effect.

3.                                    You agree to, and do, hereby remiss, release and forever discharge Seaboard, and any and all companies affiliated with Seaboard, and their respective agents, officers, employees, successors and assigns (hereinafter collectively the “Released Parties”), from and against any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, which You now have, or hereinafter may have against Seaboard based on any and all aspects of your employment with Seaboard or the termination of You prior to the date hereof.  This release of claims includes, but is not limited to, any rights or claims You may have under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended; the Employment Retirement Income Security Act; the Omnibus Budget Reconciliation Act; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; the Kansas Acts Against Discrimination; the Kansas Age Discrimination in Employment Act; the Fair Labor Standard Act; any claims for wrongful discharge or breach of contract; severance; claims under worker’s compensation laws; or any other federal, state or local laws or regulations relating to employment and wages arising from events occurring prior to the date of execution of this Agreement.  You agree that this Agreement includes a release of all claims based on theories of contract or tort (e.g., negligent or intentional infliction of emotional distress, defamation, assault, battery, false imprisonment, wrongful termination, etc.), whether based on common law or otherwise.  The foregoing list is meant to be illustrative rather than exhaustive.  Further, You declare that as of the date of this Agreement, You have not suffered any on the job or work-related accident, injury, occupational disease or disability whether temporary, permanent, partial or total.

YOU ACKNOWLEDGE AND AGREE THAT THIS RELEASE IS A FULL AND FINAL BAR TO ANY AND ALL CLAIMS OF ANY TYPE THAT YOU MAY NOW HAVE AGAINST ANY OF THE RELEASED PARTIES.

4.                                    You waive the rights and claims set forth above, and also agree not to institute, or have instituted, a lawsuit against any of the Released Parties on any such claims or rights or to submit or file any charges, claims, complaints or actions with any agency, court, organization, or judicial forum.  You further acknowledge and agree that with respect to the rights and claims You are waiving, You are waiving not only your right to recover money or any other relief action You might commence, but also your rights to recover any action brought on your behalf by any other party, including, but not limited to the United States Equal Employment Opportunity Commission or any other federal, state, or local governmental agency or department.

5.                                    Notwithstanding the foregoing, this Release shall not constitute any release or waiver of any claims for retirement benefits, insurance or welfare benefits or any other benefits of employment with Seaboard which accrued or arose prior to the date your employment ended and in which You are vested.

6.                                    The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

7.                                    You and Seaboard agree that neither will publicize this Agreement either directly or indirectly, either in specific or as to general content, to either the public generally, to any employee of Seaboard or to any other person.

8.                                    You hereby acknowledge that You have been advised to consult an attorney, and that You fully understand the Agreement and the effect of signing the Agreement.  You further represent, declare and agree that You voluntarily accept the payment described above for the purposes of making a full and final compromise, adjustment and settlement of all claims hereinabove described.

9.                                    The foregoing Agreement, together with your Employment Agreement, constitutes the entire agreement among the parties and there are no other understandings or agreements, written or oral, between them on the subject.  Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

10.                            You covenant and agree as follows:

a.                                     You shall protect and safeguard the trade secrets and confidential and proprietary information of Seaboard and its parent and subsidiaries and affiliate companies, including, but not limited to, the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes and specification relating to its customers, suppliers, products and services;

b.                                    You shall not disclose any of such trade secrets and confidential and proprietary information;

c.                                     You shall not use, directly or indirectly, for your own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information; and

d.                                   You agree not to make any disparaging comment in any format, whether written, electronic or oral, to any customer, employee, the press or any other individual or entity regarding Seaboard that relates to Seaboard’s business or related activities or the relationship between the parties.

11.                            All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of Seaboard, whether prepared by You or otherwise coming into your possession, shall be the exclusive property of Seaboard, and shall be delivered to Seaboard and not retained by You for any reason whatsoever.  It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

12.                            You acknowledge that You have been given at least twenty-one (21) days within which to consider this Agreement before its execution.  You agree that any changes made to this Release (whether material or not) must be made in writing, be signed and dated by both parties, and does not restart the running of the twenty-one (21) day period.  This Agreement shall not become effective until seven (7) calendar days after the date of execution.  During this seven (7) day period, You may revoke the Agreement.  After said seven (7) day period, You acknowledge that this Agreement becomes final and binding.

13.                            This Agreement shall be construed and governed by the laws of the State of Kansas.

THE PARTIES HAVE READ, UNDERSTOOD AND FULLY CONSIDERED THIS RELEASE AND DISCHARGE OF ALL CLAIMS, AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH RELEASE AND DISCHARGE OF ALL CLAIMS.  THE TERMS OF THIS RELEASE AND DISCHARGE OF ALL CLAIMS ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN THE PARTIES, HAVING ELECTED TO EXECUTE THIS RELEASE AND DISCHARGE OF ALL CLAIMS, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE COMPENSATION SET FORTH IN THE EMPLOYMENT AGREEMENT.  THE PARTIES FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, VOLUNTARILY ENTER INTO THIS RELEASE AND DISCHARGE OF ALL CLAIMS.

IN WITNESS WHEREOF, the undersigned parties have executed this Settlement Agreement and Release.

SEABOARD CORPORATION

Date:		By:
Company Representative

Date:		By:
Employee

STATE OF _____________	)
) ss
COUNTY OF ___________	)

On this ____ day of ___________, 20__, before me ___________, to me personally known, who, after being duly sworn, acknowledged that he/she executed the foregoing Agreement and Release as his/her free act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Notary Public

My commission expires: